Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Kaixin Auto Holdings on Amendment No.1 to Form F-3 (File No. 333-272954) of our report dated April 28, 2022, with respect to our audits of the consolidated financial statements of Kaixin Auto Holdings as of December 31, 2021 and for each of the two years in the period ended December 31, 2021, appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2021. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

August 11, 2023